                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12


- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:


        ------------------------------------------------------------------------
     3) Filing Party:


        ------------------------------------------------------------------------
     4) Date Filed:


        ------------------------------------------------------------------------

                           WORTHEN BANKING CORPORATION
                             200 WEST CAPITOL AVENUE
                           LITTLE ROCK, ARKANSAS 72201

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 26, 1994

To the Stockholders of Worthen Banking Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders of Worthen Banking Corporation, an Arkansas corporation, will be held in the William H. Kennedy, Jr. Memorial Auditorium, Fourth Floor, Worthen Bank Building, 200 West Capitol Avenue, Little Rock, Arkansas, on Tuesday, April 26, 1994, at 1:00 p.m. local time for the following purposes:

          (1) To fix the number of directors for the ensuing year at 15 and to elect 15 directors;

          (2) To amend the Worthen Banking Corporation 1993 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance under the plan and to establish a maximum annual grant of options or stock appreciation rights per employee; and

          (3) To ratify the appointment of KPMG Peat Marwick as independent auditors of the Company for the fiscal year ending December 31, 1994;

          (4) To transact such other business as may properly come before the annual meeting or any adjournments thereof.

     Only stockholders of record as of the close of business on March 16, 1994, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The Company's stock transfer books will not be closed. The Company's 1993 Annual Report, which contains financial and other information of interest to stockholders, accompanies this notice or has previously been mailed to you. Stockholders are cordially invited to attend the Annual Meeting.

                                   By Order of the Board of Directors:


                                   Curtis F. Bradbury, Jr.
                                   CHAIRMAN
Little Rock, Arkansas
March 29, 1994



YOUR VOTE IS IMPORTANT. YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER TO ASSURE THE PRESENCE OF A QUORUM. THE GIVING OF SUCH PROXY DOES NOT AFFECT THE RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION.

                                      INDEX

                                                                            Page
                                                                            ----


SOLICITATION OF PROXY AND EXPENSES . . . . . . . . . . . . . . . . . . . . .   1

REVOCATION OF PROXY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

OUTSTANDING STOCK AND VOTING RIGHTS. . . . . . . . . . . . . . . . . . . . .   2
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     Method of Voting. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     Discretionary Authority . . . . . . . . . . . . . . . . . . . . . . . .   2

ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     Director Nominees . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     Director Nomination and Qualification . . . . . . . . . . . . . . . . .   5
     Director Committees and Attendance. . . . . . . . . . . . . . . . . . .   6
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

PROPOSAL TO APPROVE AMENDMENTS TO 1993 STOCK OPTION PLAN . . . . . . . . . .   7

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS . . . . . . . . . . . . . . .  10

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS . . . . . . . . . . . . . . . .  11

SECURITY OWNERSHIP OF MANAGEMENT . . . . . . . . . . . . . . . . . . . . . .  12
     Compensation Policy . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Fiscal 1993 Compensation. . . . . . . . . . . . . . . . . . . . . . . .  16
          Base Salary/Bonus. . . . . . . . . . . . . . . . . . . . . . . . .  16
          Stock Options. . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     CEO Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     Conclusion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     Compensation Committee Interlocks and Insider Participation . . . . . .  18
     Summary Compensation Table. . . . . . . . . . . . . . . . . . . . . . .  18
     Compensation Pursuant to Plans. . . . . . . . . . . . . . . . . . . . .  21
     Compensation of Directors . . . . . . . . . . . . . . . . . . . . . . .  22
     Stock Performance Chart . . . . . . . . . . . . . . . . . . . . . . . .  22

CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

AVAILABILITY OF REPORT . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

PROPOSALS OF STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . .  26

GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                           WORTHEN BANKING CORPORATION
                             200 WEST CAPITOL AVENUE
                           LITTLE ROCK, ARKANSAS 72201


                                 PROXY STATEMENT

                       THE ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 26, 1994


                       SOLICITATION OF PROXY AND EXPENSES


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Worthen Banking Corporation ("WBC" or the "Company") to be voted at the Annual Meeting of stockholders on April 26, 1994 to be held at 1:00 p.m., at the principal offices of the Company, in the William H. Kennedy, Jr. Memorial Auditorium, Fourth Floor, Worthen Bank Building, Little Rock, Arkansas, and at any and all adjournments thereof. This Annual Meeting will be held for the purposes set forth in the Notice on the cover page hereof. A proxy is enclosed for use at such meeting if you are unable to attend in person. The persons named therein were selected by the Board of Directors of the Company.

     The principal executive offices of WBC are located in the Worthen Bank Building, 200 West Capitol Avenue, Little Rock, Arkansas 72201, with a mailing address of P.O. Box 1681, Little Rock, Arkansas 72203-1681, and its telephone number is (501) 378-1521. This Proxy Statement, the form of proxy and WBC's 1993 Annual Report are first being mailed to stockholders on or about March 29, 1994. Proxies will be solicited by mail. If necessary, they may also be solicited by directors, officers and regular employees of WBC, personally or by telephone or telecopy, who will not be specially compensated. Agents may also be engaged to solicit proxies on behalf of WBC. All expenses of solicitation, including reimbursement of certain fiduciaries for reasonable expenses incurred by them in forwarding materials to beneficial owners, will be paid by the Company. Corporate Investor Communications, Inc. is the sole agent soliciting proxies on behalf of WBC. The anticipated cost for such solicitation is between $7,000 and $10,000.


                               REVOCATION OF PROXY

     Stockholders who execute and return proxies which are solicited hereby retain the right and power to revoke them at any time prior to exercise of the proxy when voted at the meeting. Revocation of a proxy may be made effective by any of the following means: (1) delivery of written notice of revocation to the Secretary of the Company at the address provided above at or prior to the meeting; (2) execution and delivery of a later dated proxy; or (3) withdrawing the proxy and voting the shares in person at the meeting. A PROXY, WHEN PROPERLY EXECUTED AND NOT SO REVOKED, WILL BE VOTED IN ACCORDANCE WITH THE AUTHORIZATIONS CONTAINED THEREIN. UNLESS A STOCKHOLDER SPECIFIES OTHERWISE ON THE PROXY, ALL SHARES REPRESENTED THEREBY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND IN FAVOR OF THE PROPOSALS OF THE BOARD OF DIRECTORS DISCUSSED HEREIN.

                       OUTSTANDING STOCK AND VOTING RIGHTS

GENERAL

     The outstanding shares of stock of WBC, as of the close of business on March 16, 1994, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof, total 17,005,430 shares of common stock, $1.00 par value ("Common Stock"), the only class of voting securities that has been issued by WBC as of the date of this Proxy Statement. At the meeting, each stockholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held of record at the close of business on March 16, 1994. With respect to each proposal subject to a stockholder vote other than the election of directors, approval requires that the votes cast for the proposal exceed the votes cast against it.

     The Company's stock transfer books will not be closed. The stockholders of WBC do not have preemptive rights to acquire authorized but unissued common or preferred shares of WBC capital stock.


METHOD OF VOTING

     An affirmative vote of a majority of the votes present, in person or by proxy, is required to pass each of the items listed on the Proxy to be voted upon except for the election of directors or the selection of auditors. The election of directors will be approved if each director nominee receives a plurality of the votes cast. All proxies submitted will be tabulated by Chemical Bank. Those shareholders choosing to vote in person will have the opportunity to change their proxy or to vote at the meeting by casting a ballot with the election judge at the stockholders' meeting.

     With respect to the election of directors, a stockholder may withhold authority to vote for all nominees by checking the box "withhold authority" on the enclosed proxy or may withhold authority to vote for any nominee by writing the name of such nominee or nominees on the line indicated on the enclosed proxy. The enclosed proxy also provides a method for stockholders to abstain from voting on each other matter presented. By abstaining, shares will not be voted either for or against the subject proposals, but will be counted for quorum purposes. While there may be instances in which a stockholder may wish to abstain from voting on any particular matter, the Board of Directors encourages all stockholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

     An abstention or a broker non-vote, (i.e., when a stockholder does not grant his or her broker authority to vote his or her shares on non-routine matters) will have no effect on any item to be voted upon by the stockholders.


DISCRETIONARY AUTHORITY

     On the date of the mailing of this Proxy Statement, the Board of Directors has no knowledge of any other matter which will come before the meeting. However, if any such matter is properly presented at the meeting which may be acted upon without special notice under Arkansas law, the proxy solicited hereby confers discretionary authority to the named proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting.

                              ELECTION OF DIRECTORS

GENERAL

     The first item to be acted upon at the April 26, 1994 Annual Meeting is the election of nominees to serve as members of the Board of Directors, each to hold office for a term of one year and until his successor shall have been duly elected and qualified. The Company's Amended and Restated Articles of Incorporation and Bylaws currently provide that the number of directors to constitute the Board of Directors shall be determined by the stockholders at each annual meeting or at any special meeting, and the number of directors so determined shall be applicable until the next stockholders' meeting at which directors are elected and a new number of directors determined. The Company's Amended and Restated Bylaws also provide that the directors who are elected by stockholders may, by a majority vote, increase the number of directors by not more than 30% of the total of the number of directors most recently approved by the stockholders and may, by a majority vote, elect directors to fill the additional memberships who shall serve until the next stockholders' meeting at which the number of directors is fixed by the stockholders and until their successors have been duly elected and qualified.


DIRECTOR NOMINEES

     Pursuant to those provisions, the Board of Directors recommends to the stockholders that the number of directors which shall be authorized to manage the affairs of WBC for the ensuing year be established at fifteen directors. The Board of Directors respectfully submits the following slate of fifteen nominees for election at the 1994 Annual Meeting.

     All of the nominees are current members of the Board of Directors of WBC.

     The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected. However, should any nominee named herein be unable or unwilling to accept nomination and/or election, all proxies will be voted for the election of a qualified substitute nominated by the Board of Directors.



                                           Principal Occupation During Last 5 Years;         Year First
                                                       Offices with WBC;                      Elected
          Name                  Age                Other Public Directorship(s)               Director
          ----                  ---        -----------------------------------------         ----------
James H. Atkins                  62     President of Marsh & McLennan of Arkansas,             1983
                                        Inc., a multiple-line general insurance brokerage
                                        company; President of Atkins Development
                                        Company

Gus M. Blass, II                 70     General Partner of Capital Properties, Ltd.,           1988
                                        involved in real estate investments and
                                        developments; Director of Marsam Properties

Curtis F. Bradbury, Jr.(1)       44     Chairman, President and Chief Executive Officer        1986
                                        of WBC; Director of Beverly Enterprises, Inc.

Fred I. Brown, Jr.               71     Vice Chairman of AFCO Steel, Inc., a steel             1984
                                        fabricator
Alex Dillard                     44     Executive Vice President and Director of Dillard       1993
                                        Department Stores, Inc.

                                           Principal Occupation During Last 5 Years;         Year First
                                                       Offices with WBC;                      Elected
          Name                  Age                Other Public Directorship(s)               Director
          ----                  ---        -----------------------------------------         ----------
Mike Flynn                       45     President, Arkansas Division of Southwestern Bell      1993
                                        Telephone Company; former Vice President,
                                        Network-Texas of Southwestern Bell Telephone
                                        Company

Kaneaster Hodges, Jr.(2)         55     Kaneaster Hodges, Attorney-at-Law and real             1979
                                        estate and commercial developer; Director of
                                        Entergy Corporation; Director of Arkansas Power
                                        & Light Company

T. Milton Honea                  61     Chairman and Chief Executive Officer of Arkla,         1993
                                        Inc.

George C. Kell                   71     Telecaster for Detroit Baseball Company                1986

Herbert H. McAdams, II(3)        78     Former Chief Executive Officer and Chairman of         1993
                                        The Union of Arkansas Corporation; Chairman
                                        and CEO of Citizens Bancshares, Inc.; Chairman
                                        and CEO of Craighead Investment Co., Inc.;
                                        Chairman and CEO of General American
                                        Enterprises, Inc.

Raymond P. Miller, Sr., M.D.     57     Physician, Little Rock Internal Medicine Clinic;       1992
                                        Director of Arkansas Power & Light Company

A. Dan Phillips                  65     Chairman and CEO of M.M.C. Management Co.,             1969
                                        involved in real estate and investments; former
                                        Chairman and CEO of The M.M. Cohn Company

Winthrop P. Rockefeller          45     Chairman of the Board and CEO of Winrock               1993
                                        Farms, Inc.; Director of Arrow Automotive
                                        Industries, Inc.

David Solomon                    77     David Solomon, P.A., Attorney                          1986

Leland E. Tollett                57     Chief Executive Officer and former Chief
                                        Operating Officer of Tyson Foods, Inc.; Director
                                        of Tyson Foods, Inc.                                   1988

(1)  Mr. Bradbury was elected Executive Vice President and Assistant to the President of WBC in April 1985.  In March 1986 he became
     President and Chief Operating Officer of WBC and in January 1987 he was elected President and Chief Executive Officer of WBC.
     He was elected to the position of Chairman of the Board in July 1988.  Mr. Bradbury also serves as Chairman of the Board and
     Chief Executive Officer of Worthen National Bank of Arkansas, a wholly-owned subsidiary of WBC.  Prior to his employment with
     WBC, he was employed as a Vice President of Stephens Inc., an Arkansas-based investment banking firm.

(2)  Kaneaster Hodges, Jr. is a director of Newport Federal Savings & Loan Association, a savings and loan association in Newport,
     Arkansas, that is not affiliated with WBC.  Since a WBC subsidiary operates a branch bank in Newport, some degree of competition is likely to exist between Newport Federal Savings & Loan Association and WBC's subsidiary branch bank.  However,
     WBC believes that this competition is de minimis in amount as well as attenuated.  The Board considers the possibility of a conflict of interest arising because of Mr. Hodges membership on other boards of directors as remote.

(3)  Herbert M. McAdams, II is the chairman, chief executive officer, and beneficial owner of all of the outstanding stock of
     Citizens Bancshares, Inc.  Citizens Bancshares, Inc. is a single bank holding company which owns approximately 91% of Citizens
     Bank of Jonesboro.  A banking subsidiary of WBC also owns and operates a branch bank in Jonesboro, Arkansas which is in competition with Citizens Bank of Jonesboro for banking business in the Jonesboro market area.

     The Board expects Messrs. Hodges and McAdams to abstain from voting as WBC Directors on any issue that might involve a conflict between their fiduciary duties as a Director of WBC and their duties and interests as a director, officer and owner of Newport
     Federal Savings & Loan Association and Citizens Bancshares, Inc., respectively.


DIRECTOR NOMINATION AND QUALIFICATION

     WBC's Amended and Restated Bylaws currently provide that the Chairman of the Board of Directors may annually designate a standing Human Resources and Compensation Committee ("HRC Committee"). Names of all proposed nominees for election at the next annual meeting of stockholders are referred to the HRC Committee for its consideration. The HRC Committee makes such inquiry into the qualification of proposed nominees as it deems appropriate and annually reports its findings to the Board of Directors concerning the qualifications of proposed nominees and submits its recommended slate of nominees. In making such recommendations, the HRC Committee may not discriminate based upon the sex, race or religion of any proposed nominee. If approved by the Board of Directors, the HRC Committee's recommended slate of nominees becomes the Board of Directors' recommended slate of nominees.

     Stockholder nominations must be made not more than 75 days nor less than 45 days prior to the date when the election is to be conducted. Nominations may be made by giving written notice thereof to the Chairman of the Board, President or Secretary of WBC. Such nominations should contain sufficient information concerning the proposed nominee so that the HRC Committee may make an appropriate inquiry to determine whether or not the proposed nominee meets certain eligibility requirements as set forth in WBC's Amended and Restated Bylaws. Nominations shall not be deemed to have been delivered until actually received by the Chairman of the Board, President or Secretary of WBC.

     Under the Amended and Restated Bylaws of WBC, the Board may, by a majority vote, enlarge its membership by not more than 30% of the number of directors most recently approved by the stockholders and may, by a majority vote, elect directors to fill the new Board positions. Such additional directors would serve until the next annual meeting of WBC stockholders at which time the number of directors would be fixed and a new slate of directors elected by WBC stockholders. Pursuant to these provisions, the Board voted to increase its membership from 10 to 12 directors and selected Mr. Flynn (effective
February 23, 1993) and Mr. Honea (effective March 23, 1993) to fill the two vacant positions. At the annual meeting of stockholders on June 22, 1993, the stockholders of WBC voted to expand the Board to fifteen members. As of the date of this Proxy Statement, no other commitments have been made for the enlargement of the Board of Directors or for the election of any persons to the Board of Directors other than the slate of nominees named herein.

     Certain WBC directors and director nominees have interests in entities which may be deemed to be in competition with WBC. However, the HRC Committee of WBC's Board of Directors has been notified of these potential competing interests and has determined that the existing or potential competing interests do not significantly impair the ability of any director or nominee to fully serve as WBC director.

DIRECTOR COMMITTEES AND ATTENDANCE

     The WBC Board has standing Executive, Audit and HRC Committees. The membership of such committees is as follows:

              EXECUTIVE                           AUDIT                                 HRC
              ---------                           -----                                 ---
     Fred I. Brown, Jr., Chairman       Leland E. Tollett, Chairman        Kaneaster Hodges, Jr., Chairman
     Curtis F. Bradbury, Jr.            James H. Atkins                    Dr. Raymond P. Miller, Sr., M.D.
     A. Dan Phillips                    Gus M. Blass, II                   David Solomon
                                        Raymond P. Miller, Sr., M.D.       Leland E. Tollett
                                                                           Alex Dillard


     The Executive Committee is authorized to exercise many of the powers of the Board of Directors between meetings of the Board of Directors, but may not exercise any of the following powers: elect officers of WBC; declare dividends, authorize the issuance, sale, redemption or retirement of WBC stock or create a series within any class of WBC stock; call WBC stockholders' meetings; amend WBC's Amended and Restated Articles of Incorporation or Bylaws; fill vacancies in director and Executive Committee positions; or make any fundamental changes in the operations or business of WBC. All members of the Executive Committee are also members of the Board of Directors and serve on the Executive Committee at the pleasure of and subject to the control and discretion of the Board of Directors.

     WBC's Audit Committee monitors the activities of independent and internal auditors and internal loan review. The Audit Committee meets with representatives of the independent auditors during the year to review the conduct of the annual audit and to discuss recommendations with respect to WBC's internal control policies and procedures.

     The HRC Committee reviews and determines compensation to be paid to all WBC officers and the chief executive officers of all WBC affiliates. The HRC Committee determines whether nominees for WBC's Board of Directors possess requisite qualifications established by the Amended and Restated Bylaws of WBC and annually recommends to the Board of Directors a proposed slate of nominees. It also considers stockholder nominations for director. SEE "Election of Directors -- Director Nomination and Qualification."

     During 1993, the Executive Committee had no meetings, the Audit Committee had four meetings, and the HRC Committee had nine meetings. In 1993 the full Board of Directors had 15 special or regular meetings. In 1993, each incumbent director nominee, except for Messrs. Dillard, Honea, McAdams and Rockefeller, attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which each was a director and
(ii) the total number of meetings held by all committees of the Board of Directors on which each served for such period of the year he was a committee member.


LEGAL PROCEEDINGS

     In January of 1993, the Company, its directors, and certain of its officers and shareholders were sued in the United States District Court for the Southern District of New York, in WINICKI V. WORTHEN BANKING CORPORATION, et al., 93-CIV-0135. The complaint alleged that the defendants violated Section 14(a) of the Securities Exchange Act of 1934 ("Exchange Act"), Rule 14a-9 of the Securities and Exchange Commission ("SEC" or "Commission"), and certain state law provisions relating to fiduciary duties in connection with the matters disclosed in the Company's Proxy Statement distributed in December of 1992. The complaint was filed as a class action and sought an injunction to prevent the Company from holding a special meeting or from consummating certain transactions which were the subject of the proxy statement, and unspecified monetary damages.

     The Company has denied all material allegations in the complaint and in January 1993, the parties entered into a Memorandum of Understanding ("MOU") under which the Company agreed to distribute revised disclosure material to its shareholders, and not to oppose an application by plaintiff's counsel for fees in an agreed amount.

     On January 21, 1994, the Court provisionally certified a class for purposes of the settlement. The settlement remains subject to Court approval following a fairness hearing at which class members may raise any objections to the settlement. Notice of the settlement was sent to class members beginning on February 9, 1994, and a fairness hearing is scheduled for April 5, 1994.

     On March 31, 1993, the Board of Governors of the Federal Reserve System ("FED") advised WBC that the Company's application to merge The Union of Arkansas Corporation with a subsidiary of WBC had been approved. The FED approved the merger, in part, in reliance upon representations and commitments made to the FED by the Company, by Stephens Group, Inc. and by certain Stephens family members. These included a representation that Stephens Group, Inc. does not and will not exert control over the management and policies of WBC and that Stephens Group, Inc. and its subsidiaries will comply with the restrictions imposed by Sections 23A and 23B of the Federal Reserve Act. Management believes that such representations and commitments will not materially affect the Company's general business policies, financial condition, or results of operations. The Company has also been advised that the FED has made a determination that Stephens Group, Inc., and its affiliates, are affiliates of the Company, as that term is defined in Sections 23A and 23B of the Federal Reserve Act.

     The Board of Governors also notified the Company on March 31, 1993 that the Board of Governors had ordered an investigation to review the ownership and control of the Company for compliance with the Bank Holding Company Act and the Change in Bank Control Act, including the nature and extent of the relationships between the Company and Stephens Group, Inc. and its subsidiaries. The Company is not aware of any assertion by the Board of Governors that the Company is not in compliance with the Bank Holding Company Act or the Change in Bank Control Act. In the event the Board of Governors determines that there has been a violation of the Bank Holding Company Act, it is authorized to initiate certain administrative enforcement actions against the Company and its institution-affiliated parties. These actions could include, among other things, the issuance of an order to cease and desist or the assessment of monetary penalties against the Company or its institution-affiliated parties. The amount of such monetary penalties, if any, would be determined by the Board of Governors on the basis of the facts and circumstances surrounding the alleged violations and might or might not have a material adverse effect upon the Company's financial condition or results of operations. In addition, under regulations promulgated by the Board of Governors, in the event it determines that an impermissible control relationship exists, it would have discretion to order termination of the impermissible control relationship or the filing of an application seeking the approval of such control relationship or to pursue other remedial actions. However, the Company cannot now predict the results or the final outcome of the investigation. The Company intends to continue to cooperate with the Board of Governors in this investigation. See "Certain Transactions," page __.



                        PROPOSAL TO APPROVE AMENDMENTS TO
                             1993 STOCK OPTION PLAN

     The Company's 1993 Stock Option Plan (the "1993 Plan") was adopted by the Board of Directors on April 27, 1993, and approved by stockholders on June 22, 1993. The 1993 Plan was adopted for the purpose of providing key employees the opportunity to acquire a proprietary interest in the Company, thereby increasing their commonality of interest with stockholders by creating a greater concern for the Company's welfare.

     At this year's Annual Meeting, stockholders will be requested to approve the following amendments to the 1993 Plan (the "Option Plan Proposal"): 1) an increase in the number of shares reserved for issuance by 220,000 shares, and 2) the establishment of 15% of the total shares authorized under the 1993 Plan as the maximum number of shares with respect to which stock options or stock appreciation rights ("SARs"), respectively, may be granted to an employee during any calendar year. The Option Plan Proposal was approved, subject to stockholder approval, by the HRC Committee and the full Board of Directors on March 22, 1994. Except for the changes described above, no other changes are being made to the 1993 Plan.

     The 1993 Plan was adopted with the intention of replacing (for purposes of future grants) the Company's 1984 Stock Option Plan (the "1984 Plan"). The 1984 Plan terminates (for purposes of future grants) on October 23, 1994. The Company does not currently intend to effect future option grants under the 1984 Plan prior to its termination. Thus, approximately 220,000 of the shares previously authorized by stockholders for issuance under the 1984 Plan will not be utilized. The purpose of the Option Plan Proposal, therefore, is simply to reallocate the 220,000 shares that remain available for grant under the 1984 Plan into the 1993 Plan.

     The 1993 Plan originally authorized the granting of stock options and SARs to purchase or acquire up to 500,000 shares of Common Stock. As of March 1, 1994, 297,400 shares of Common Stock were available for issuance under the 1993 Plan. The Option Plan Proposal would increase the maximum amount of shares available for grant to 517,400.

     In August 1993, Congress enacted the 1993 Omnibus Budget Reconciliation Act ("OBRA"). Section 162(m) thereof provides that publicly-held companies may be limited as to income tax deductions for covered executive officers to the extent that their total remuneration (including certain stock option and SAR exercises) exceeds $1 million in any one year. Although no final regulations interpreting OBRA have been issued by the Internal Revenue Service ("IRS"), the IRS's initial proposals provide that stock options and SARs will be exempt under OBRA where such instruments are granted by a compensation committee comprised of two or more outside directors and the grants are made pursuant to a plan which has been approved by stockholders.

     While the 1993 Plan satisfies these requirements, an additional condition to exemption has also been proposed by the IRS requiring that option plans set forth a maximum number of stock options or SARs that may be awarded to executive officers in any one year. Thus, in order to comply with OBRA and avoid the possible loss of future federal income tax deductions attributable to stock options and SARs, the board has approved an amendment to the 1993 Plan that would establish 15% of the total shares authorized for issuance under the 1993 Plan as the maximum number of shares that may be subject to any stock options or SARs, respectively, granted to an employee during any calendar year. The 15 percent limit would apply separately to grants of stock options and SARs, so that an employee could receive in a calendar year separate grants of stock options and SARs equaling 15% each, and 30% in the aggregate, of the total authorized shares under the 1993 Plan.

     Under the 1993 Plan, the HRC Committee may in its discretion grant either incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or options that do not meet the requirements for Incentive Options ("Nonqualified Options"). No options may be granted under the 1993 Plan later than April 27, 2003. Any options granted must have an exercise period of no more than ten years. Additionally, the exercise price per share for each option may not be less than the fair market value of the underlying shares on the date of grant. Options may be exercised upon notice to the Company and payment of the option exercise price in cash. Additionally, if approved by the HRC Committee in the grant document pursuant to which the options were issued, the exercise price for an option may also be satisfied by either (i) delivery of already owned shares of WBC Common Stock, valued at its fair market value as of the time of exercise or
(ii) through a cashless exercise procedure that permits the Company to retain a number of shares of WBC Common Stock having a fair market value (as of the time of exercise) equal to the exercise price.

     In addition to options, the 1993 Plan also provides for the grant of SARs which may be granted either (i) alone, (ii) simultaneously with the grant of an option (either Incentive or Nonqualified) and in conjunction therewith or in the alternative thereto, or (iii) subsequent to a Nonqualified option or in conjunction therewith or in the alternative thereto. An SAR entitles the holder, upon exercise of such SAR, to receive from the Company, shares of Common Stock, cash or any combination of the two as specified in the exercise request (but subject to the approval of the Compensation Committee with respect to any cash payment) having an aggregate value equal to the product of (i) the excess of the fair market value on the date of exercise over the exercise price per share specified in such SAR or its related option, multiplied by (ii) the number of shares for which such SAR shall be exercised.

     Under currently applicable provisions of the Code, as amended, an optionee will not be deemed to receive any income for federal income tax purposes upon the grant of any option or SAR under the 1993 Plan, nor will the Company be entitled to a tax deduction at that time. Upon the exercise of a Nonqualified Option or SAR, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the exercise price and the market price of the shares on the exercise date. The Company will be allowed an income tax deduction equal to the excess of market value of the shares on the date of exercise over the cost of such shares to the optionee. Upon the exercise of an Incentive Option, there is no income recognized by the optionee at the time of exercise. If the stock is held at least one year following the exercise date and at least two years from the date of grant of the option, the optionee will realize a capital gain or loss upon sale, measured as the difference between the exercise price and the sale price. If both of these holding period requirements are not satisfied, ordinary income tax treatment will apply to the amount of gain at sale or exercise, whichever is less. If the actual gain exceeds the amount of ordinary income, the excess will be considered short-term or long-term capital gain depending on how long the shares are actually held. No income tax deduction will be allowed by the Company with respect to shares purchased by an optionee upon the exercise of an Incentive Option, provided such shares are held for the required periods as described above.

     No determination has been made with respect to future recipients of options or SARs under the 1993 Plan and it is not possible to specify the names or positions of persons to whom options or SARs may be granted, or the number of shares, within the limitations of the 1993 Plan as amended, to be covered by such options or SARs. However, as required by Securities and Exchange Commission rules, the following table shows the number and dollar value benefit of all options granted during 1993 under the 1993 Plan to (i) the Chief Executive Officer, (ii) each of the four most highly compensated executive officers (iii) all current executive officers as a group, (iv) all non-executive directors as a group and (v) all non-executive officers and employees as a group:


                                NEW PLAN BENEFITS
                             1993 STOCK OPTION PLAN


                 NAME AND POSITION                           DOLLAR VALUE(2)     NUMBER OF OPTIONS(3)
                 -----------------                           ---------------     --------------------
Curtis F. Bradbury, Jr.                                             $0                   22,500
Chairman, President and Chief Executive Officer of
Worthen Banking Corporation

John I. Fleischauer, Jr.                                            $0                   15,000
President and Chief Operating Officer of Worthen
National Bank of Arkansas

Andrew T. Melton                                                    $0                   20,000
Executive Vice President and Chief Financial Officer of
Worthen Banking Corporation

James C. Patridge                                                   $0                   20,000
Executive Vice President of Worthen Banking Corporation

                 NAME AND POSITION                           DOLLAR VALUE(2)     NUMBER OF OPTIONS(3)
                 -----------------                           ---------------     --------------------
James F. Stobaugh                                                   $0               10,000
Chairman and Chief Executive Officer of Worthen
National Bank of Northwest Arkansas

Executive Group                                                     $0               148,500

Non-Executive Director Group(1)                                     N/A                  N/A

Non-Executive Officer Employee Group                                $0                62,350

- -------------------------
(1)  Non-executive directors are not eligible to participate under the 1993
     Plan.
(2) These options were granted at an exercise price of $24.25 per share which was the fair market value of the underlying shares on the date of grant. Based upon the closing price of the Company's Common Stock on March 22, 1994, there is no dollar value attributable to these options.
(3)  Represents 1993 Option grants.


     On March 22, 1994, the closing price of the Company's Common Stock, as listed on the American Stock Exchange was $22.00 per share.

     Approval of the Option Plan Proposal will require the affirmative vote of the holders of a majority of the shares present, in person or by proxy, at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION PLAN PROPOSAL.


                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Management of the Company has designated KPMG Peat Marwick as the accounting firm to provide the independent audit of the accounts, books and records of the Company and its subsidiaries for the year 1994 and recommends the selection and appointment of KPMG Peat Marwick to serve as the Company's independent auditors for the fiscal year ending December 31, 1994. KPMG Peat Marwick has served as the independent auditors of the Company since the fiscal year ended December 31, 1986. The designation of KPMG Peat Marwick to serve as the independent auditors for the Company for 1994 as set forth above will be submitted to stockholders at the meeting for their ratification. The Company has not been advised that any member of that firm has any interest, financial or otherwise, direct or indirect, in the Company or in any of its subsidiaries. THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     Representatives of KPMG Peat Marwick will be present at the meeting, will have an opportunity to make a statement to stockholders, if desired, and will be available to respond to appropriate questions from stockholders.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     Set forth below, is information as of December 31, 1993, concerning all stockholders known by management to have beneficial ownership of 5% or more of the outstanding shares of the Company's Common Stock, the only class of equity securities of WBC which has been issued as of the date of this Proxy Statement.

     THE DEFINITION OF "BENEFICIAL OWNERSHIP" UNDER SECURITIES AND EXCHANGE COMMISSION RULES REQUIRES SOME SHARES OF THE COMPANY'S COMMON STOCK TO BE REPORTED AS OWNED BY MORE THAN ONE PERSON. FOR EXAMPLE, THE 1,679,876 SHARES OWNED BY THE W. R. STEPHENS TRUST IS ALSO REPORTED AS BEING OWNED BY VERNON GISS, BESS C. STEPHENS AND JACKSON T. STEPHENS BECAUSE THESE INDIVIDUALS ARE TRUSTEES OF THAT TRUST. LIKEWISE, JACKSON T. STEPHENS MUST REPORT BENEFICIAL OWNERSHIP OF 1,333,206 SHARES BECAUSE HE IS THE BENEFICIARY OF THAT TRUST WHICH OWNS THOSE SHARES, AND WARREN A. STEPHENS MUST REPORT BENEFICIAL OWNERSHIP OF 1,587,026 SHARES BECAUSE HE IS EITHER A TRUSTEE OR BENEFICIARY OF TRUSTS WHICH OWN THOSE SHARES. SUCH DUPLICATE REPORTING IS EXPLAINED FULLY IN THE FOOTNOTES TO THE FOLLOWING TABLE.

        Name and Address                   Amount              Amount             Percentage
       of Beneficial Owner             Directly Owned     Beneficially Owned     Ownership(1)
       -------------------             --------------     ------------------     ------------
Robert C. Conner                           922,004             922,004               5.42%
     31 Hickory Hills Circle
     Little Rock, Arkansas

Walter A. DeRoeck                          890,000             921,013(2)            5.42%
     2805 Scenic Drive
     Austin, Texas 78703

Vernon Giss                                    -0-           1,679,876(3)            9.88%
     111 Center Street
     Little Rock, Arkansas

H. Hall McAdams, III                       995,064             995,064(7)            5.85%
     4124 Crestwood Drive
     Little Rock, Arkansas

Herbert H. McAdams, II                   1,701,450           1,701,450              10.01%
     Number One Union National Plaza
     124 West Capitol Avenue
     Little Rock, Arkansas  72201

Bess C. Stephens                           199,570           1,879,446(4)           11.05%
     111 Center Street
     Little Rock, Arkansas

Jackson T. Stephens                            -0-           3,013,082(5)           17.71%
     111 Center Street
     Little Rock, Arkansas

        Name and Address                   Amount              Amount             Percentage
       of Beneficial Owner             Directly Owned     Beneficially Owned     Ownership(1)
       -------------------             --------------     ------------------     ------------
Warren A. Stephens                         947,162           2,549,368(6)           13.52%
     111 Center Street
     Little Rock, Arkansas

W.R. Stephens Trust                      1,679,876           1,679,876               9.88%
     111 Center Street
     Little Rock, Arkansas

J.T. Stephens Trust One                  1,333,206           1,333,206               7.83%
     111 Center Street
     Little Rock, Arkansas

- -------------------------
(1) On March 16, 1994, WBC had 17,005,430 shares of its Common Stock issued and outstanding. The percentages set forth in this table are based upon the number of shares beneficially owned by each person and 17,005,430 shares outstanding.

(2)  Includes 31,013 shares held by members of Mr. DeRoeck's family.

(3) As a trustee of the W.R. Stephens Trust, Mr. Giss is considered to be the beneficial owner of the 1,679,876 shares owned by that trust.

(4) Bess C. Stephens individually owns 199,570 shares of the Company and, as a trustee of the W.R. Stephens Trust, is considered to be the beneficial owner of the 1,679,876 shares owned by that trust.

(5) Jackson T. Stephens does not own any shares of the Company individually, but he is the beneficiary of a trust owning 1,333,206 shares. In addition, he is a trustee of the W.R. Stephens Trust and is considered to be the beneficial owner of the 1,679,876 shares owned by that trust.

(6) Warren A. Stephens individually owns 947,162 shares and is the beneficiary of a trust owning 250,000 shares. In addition, beneficial ownership of 19,000 shares is attributed to Mr. Stephens as a result of serving as trustee for various trusts of his children and shares owned by his spouse. He is also trustee for the J.T. Stephens Trust One (1,333,206 shares). Warren Stephens is the son of Jackson T. Stephens and is the president and chief executive officer of Stephens Group, Inc.

(7)  H. Hall McAdams, III, is the son of Herbert H. McAdams, II.

- -------------------------

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the amount and percentage of WBC Common Stock beneficially owned, as of March 16, 1994, by all current directors, nominees for election as a director of WBC and named executive officers, and by all current directors, nominees and executive officers of WBC as a group. Additional information regarding the beneficial ownership of each of the named executive officers may be found in the Summary Compensation Table.

                                                                  Amount
                                                               Beneficially     Percentage
        Title of Class                Name                       Owned(1)      Ownership (1)
        --------------                ----                     ------------    -------------
     Common Stock,
     $1.00 Par Value        James H. Atkins(3)                     20,620           *
                            Gus M. Blass, II(3)                   110,000           1.20%
                            Curtis F. Bradbury, Jr.(4)            208,471           *
                            Fred I. Brown, Jr.(3)                  18,250           *
                            Alex Dillard                              551           *
                            John I. Fleischauer, Jr.(5)            32,364           *
                            Mike Flynn                                540           *
                            Kaneaster Hodges, Jr.                     500           *
                            T. Milton Honea                         1,300           *
                            George C. Kell(3)                       3,500           *
                            Herbert H. McAdams, II              1,701,450          10.01%
                            Andrew T. Melton(6)                    13,829           *
                            Raymond P. Miller, Sr., M.D.              500           *
                            James C. Patridge(7)                   19,661           *
                            A. Dan Phillips(3)                      9,969           *
                            Winthrop Paul Rockefeller                 551           *
                            David Solomon                             500           *
                            James F. Stobaugh(8)                   30,173           *
                            Leland E. Tollett(3)                   10,500           *
                            All Directors, Nominees for
                               Director and Executive
                               Officers as a Group (33
                               persons)(3)(9)                   2,362,627          13.63%

     The Company has determined, based upon a review of the Form 4 filings for fiscal 1993, that Messrs. Flynn and Taylor filed a Form 4, Statement of
Change in Beneficial Ownership, later than the time required by Section 16(a) of the Securities Exchange Act of 1934. In addition, Messrs. Dillard, Honea and
Rockefeller filed late reports on Form 3, Statement of Beneficial Ownership of Securities, during fiscal 1993.

- -------------------------

* Indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)  Includes directors' qualifying shares of 500 shares for each WBC director.

(2) On March 16, 1994, 17,005,430 shares of Common Stock were outstanding. However, for purposes of calculating the beneficial ownership of any individual, it was assumed that such individual had exercised all options to acquire Common Stock exercisable by that individual within the following 60 days. The group total similarly assumes that all directors and officers have exercised their options to acquire Common Stock.

(3) Includes certain shares in respect of the foregoing directors, nominees and officers owned by (a) their spouses; (b) their minor children or members of their households; or (c) corporations, trusts or foundations with respect to which they own in excess of 10% of any equity interest or which they exercise a controlling interest. The respective directors, nominees and officers may disclaim beneficial interest in some of the listed shares. Specifically includes 2,280 shares owned by family members of Mr. Atkins, 70,000 shares held in trust or by family members and attributable to Mr. Blass, 10,000 shares owned by Industrial Realty Corporation, in which Mr. Brown is a principal stockholder, 3,000 shares held in trust and attributed to



     Mr. Kell, 5,000 shares attributed to Mr. Phillips, and 10,000 shares owned by Tollett Farms, Inc., in which Mr. Tollett is a principal stockholder.

(4) Includes 135,397 shares of Common Stock subject to options previously granted to Mr. Bradbury pursuant to the WBC 1984 Amended and Substituted
     Stock Option Plan which are either vested and currently exercisable or will become vested and exercisable within 60 days following the date of this proxy statement. No options have been exercised by Mr. Bradbury as of the date of this proxy statement. Also includes 474 shares of Common Stock held for the benefit of Mr. Bradbury in the Company's 401(k) Plan.

(5) Includes 25,688 shares of Common Stock subject to options previously granted to Mr. Fleischauer pursuant to the WBC 1984 Amended and Substituted
     Stock Option Plan which are either vested and currently exercisable or will become vested and exercisable within 60 days following the date of this proxy statement. No options have been exercised by Mr. Fleischauer as of the date of this proxy statement. Also includes 5,910 shares of Common
     Stock held for the benefit of Mr. Fleischauer in the Company's 401(k) Plan and 33 shares of Common Stock held for the benefit of Mr. Fleischauer in the Company's Employee Stock Purchase Plan.

(6) Includes 11,443 shares of Common Stock subject to options previously granted to Mr. Melton pursuant to the WBC 1984 Amended and Substituted
     Stock Option Plan which are either vested and currently exercisable or will become vested and exercisable within 60 days following the date of this proxy statement. Also includes 17,000 shares purchased by Mr. Melton upon the exercise of stock options in fiscal 1993, 2,258 shares of Common Stock held for the benefit of Mr. Melton in the Company's 401(k) Plan and 28 shares of Common Stock held for the benefit of Mr. Melton in the Company's
     Employee Stock Purchase Plan.

(7) Includes 19,443 shares of Common Stock subject to options previously granted to Mr. Patridge pursuant to the WBC 1984 Amended and Substituted
     Stock Option Plan which are either vested and currently exercisable or will become vested and exercisable within 60 days following the date of this proxy statement. Also includes 780 shares of Common Stock held for the benefit of Mr. Patridge in the Company's 401(k) Plan.

(8) Includes 24,666 shares of Common Stock subject to options previously granted to Mr. Stobaugh pursuant to the WBC 1984 Amended and Substituted
     Stock Option Plan which are either vested and currently exercisable or will become vested and exercisable within 60 days following the date of this proxy statement. No options have been exercised by Mr. Stobaugh as of the date of this proxy statement. Also includes 5,407 shares of Common Stock held for the benefit of Mr. Stobaugh in the Company's 401(k) Plan.

(9) Includes 326,632 shares of Common Stock subject to options previously granted to members of the group pursuant to the WBC 1984 Amended and Substituted Stock Option Plan which are either vested and currently exercisable by those persons or will become vested and exercisable within 60 days following the date of this proxy statement. Also includes 37,568 shares of Common Stock held for the benefit of members of the group in the Company's 401(k) Plan and 690 shares of Common Stock held for the benefit of members of the group in the Company's Employee Stock Purchase Plan.

                             EXECUTIVE COMPENSATION

                   REPORT OF HUMAN RESOURCES AND COMPENSATION
                       COMMITTEE ON EXECUTIVE COMPENSATION

     The Human Resources and Compensation Committee (the "HRC Committee") of the Worthen Banking Corporation ("WBC" or the "Company") Board of Directors, which is composed of five outside directors, is charged with oversight of the Company's Executive Compensation Program. Following review and approval by the HRC Committee, executive compensation matters are reviewed by the full Board of Directors.

COMPENSATION POLICY

        WBC's policy is for executive officers to receive market compensation adjusted for both corporate and individual performance. Executive compensation includes cash and non-cash components, with a focus on both short- and long-term planning.

     Since 1992, Management Solutions, Inc. ("MSI"), an independent third party with expertise in compensation/salary administration, has reviewed the Company's compensation practices, comparing benchmark assigned salary ranges with comparable positions in the external market. The companies used by MSI in comparing compensation were selected based upon (1) a nationwide Cole Survey of banks with comparable asset size and job position; (2) a South Central United States Cole Survey based upon comparable asset size and job position; and (3) a specific list comprised of certain competitors based upon location, asset size and job position. The sample companies reviewed by MSI in comparing compensation do not specifically correspond to the group of companies used in the published industry index included in this Proxy Statement.

     Measurement of corporate performance is based upon a number of factors, including earnings; capital; earnings per share; non-interest income revenue sources; interest rate margin management, management response to economic, regulatory and competitive challenges; market share; taxes; return on assets; return on equity; net overhead; loan performance; acquisitions; disposition of assets; capital ratios; and leverage ratios. In addition to overall corporate performance, the HRC Committee may also take into account specific subsidiary performance (for subsidiary employees) and division performance (for division employees).

     Finally, individual performance is based upon different factors, which include, initiative, scope of responsibility, performance of managed assets or divisions and attainment of management stated goals.

     Although the corporate and individual performance factors are subjectively considered by the HRC Committee each year, certain factors may be deemed more
important by the Committee in a given year.   The factors considered most
important in determining the components of 1993 compensation are discussed in more detail below.

     The short-term cash compensation component for an executive is designed to provide a base salary and bonus. The bonus component allows for additional cash compensation beyond base salary in amounts subjectively determined by the HRC Committee based upon the performance of the individual and the Company. In addition to short-term cash compensation, the Company provides compensation in the form of deferred and stock-based compensation. Long-term deferred compensation consists of fixed matching contributions under the Company's 401(k) Savings and Profit Sharing Plan, while stock-based compensation consists of stock options and fixed matching contributions under the Company's broad-based Stock Purchase Plan which are fixed as a percentage of employee participant contributions. The HRC Committee believes that the granting of stock options allows an executive to acquire a proprietary interest in the Company through ownership of common stock which strongly enhances his/her sense of ownership and strengthens the executive officers' commonality of interest with stockholders. Since no benefit is derived unless the Company's stock price increases, stock option grants are designed to provide an incentive for executive officers to contribute to the improvement of long-term corporate performance which positively impacts stockholder value. Additionally, depending upon the vesting schedule, stock options also provide an incentive for long-term employment with the Company.

     In August 1993 Congress enacted the 1993 Omnibus Budget Reconciliation Act ("OBRA"). Section 162(m) thereof provides that publicly-held companies may be limited as to income tax deductions for certain covered executive officers to the extent that their total remuneration exceeds $1 million in any one year. The adoption of OBRA is not expected to have an impact or result in the loss of deduction for the Company's cash compensation programs. Additionally, the Company is proposing an amendment to its 1993 Stock Option Plan to take advantage of an exemption from OBRA for stock option and stock appreciation right grants. See "Proposal to Approve Amendments to 1993 Stock Option Plan" contained elsewhere in the Company's Proxy Statement.

FISCAL 1993 COMPENSATION

     For Fiscal 1993, the Company's Executive Compensation Program consisted of
(1) base salary, adjusted, if warranted, from the prior year (and including, where appropriate, directors fees for serving on WBC or affiliate bank boards);
(2) a cash bonus, subjectively determined after considering individual and corporate performance; (3) car allowance and club dues (4) stock option grants, where appropriate and (5) fixed matching contributions under the Company's 401(k) and Stock Purchase Plans.

BASE SALARY/BONUS

     The HRC Committee believes that an appropriate relationship should exist between base salary and bonus. With the assistance of MSI, the HRC Committee has determined that the goal of this relationship or mix is to establish and/or maintain base salaries at a range between the midpoint (50th percentile) and the third quartile (75th percentile) of the assigned salary range for a particular salary grade. The HRC Committee believes that this established range approximates the median level derived from comparative industry salary survey data. Although certain base salary increases were given in 1993 to reflect increased responsibility attributable to the acquisition of The Union of Arkansas Corporation, base salaries generally remained in the established range during 1993. As a result of these established levels, the Company's Executive Compensation Program places significant emphasis on cash bonuses which offer
reward opportunities based upon individual and corporate performance.   Thus,
historically, when the Company has experienced extraordinary success, the contribution of its executive officers has been appropriately recognized and rewarded through larger bonuses. Conversely, in less profitable years, the bonuses awarded to executive officers has also been appropriately impacted. As noted above, annual bonuses are subjectively determined by the HRC Committee upon the recommendation of management. In 1993, the Company was faced with significant challenges as a result of its growth strategy which involved the acquisition and absorption of a number of targets including The Union of Arkansas Corporation. While the Company's executives and employees have performed well in responding to these challenges, the increased costs associated with these acquisitions resulted in decreased earnings for 1993 as compared to 1992. As a result, although individual bonus amounts varied based upon individual performance, executive bonuses as a whole were down an average of
approximately 40% from their 1992 levels.   The HRC Committee believes that the
1993 bonuses reflect the Company's overall philosophy that executive pay should be aligned with the enhancement of stockholder value.

STOCK OPTIONS

     As noted above, the HRC Committee supports non-cash compensation in the form of stock option grants with a view towards more closely aligning the interests of executives with the interests of stockholders. Individual stock option grants are subjectively determined by the HRC Committee after reviewing a number of factors, including individual performance and contribution to the Company, overall corporate performance, a review of prior grants and the relative mix of cash and non-cash compensation in a particular year. During Fiscal 1993, the HRC Committee granted options to purchase a total of 148,500 shares of common stock to executive officers at an average exercise price of $24.25, the fair market value of the stock on the date of grant. In light of the reduced cash compensation awarded in 1993, these grants reflect the Committee's determination to provide executives with additional compensation in the form of non-cash incentives intended to align their interests with that of stockholders.

CEO COMPENSATION

     Mr. Curtis F. Bradbury has been Chairman, President, and Chief Executive Officer of the Company since 1986. Consistent with the other executive officers, the structure of Mr. Bradbury's compensation package reflects the philosophy of "total compensation and pay for performance" and includes cash and non-cash components intended to link compensation to both short- and long-term Company performance. The components of Mr. Bradbury's compensation package are reviewed annually by the HRC Committee and MSI and are compared against the assigned salary range for comparable positions of Chairman, President and Chief Executive Officer in the marketplace. The HRC Committee believes that Mr. Bradbury's total compensation falls within the median level of compensation for comparable companies.

     Because of Mr. Bradbury's position as Chairman, President and Chief Executive Officer, he is in a unique position to impact both the direction and long-term success of the Company. Accordingly, a larger portion of his compensation is geared towards a bonus based on individual and corporate performance. Mr. Bradbury's 1993 base salary is between the second quartile (25%) and the midpoint (50%) of the 1993 assigned salary range for comparable positions of Chairman, President, and Chief Executive Officer in the marketplace. The 1993 base salary reflects an increase of approximately 10% from its 1992 level primarily due to his increased level of responsibility as a result of the Union acquisition.

     Mr. Bradbury's annual cash bonus was subjectively determined by the HRC Committee after examining individual and corporate performance. The HRC Committee evaluates Mr. Bradbury's performance in much the same fashion as for the other executive officers of WBC. Performance, as evidenced by the performance indicators mentioned above, was measured against WBC's past performance and the compensation packages of the executive management group, including CEOs, of comparable banks. While specific performance targets are not fixed and evaluated, the HRC Committee pays special attention to Mr. Bradbury's position as Chairman, Chief Executive Officer and President of WBC and the strategic decisions of the Company.

     As with other executives of the Company, Mr. Bradbury's 1993 bonus was below its 1992 level primarily as a result of decreased corporate performance attributable to the costs relating to the Company's acquisitions. In determining Mr. Bradbury's actual bonus amount, however, the Committee did consider Mr. Bradbury's individual performance and dedication in guiding the Company through a challenging transitional year. Mr. Bradbury's leadership and vision in consummating the Company's acquisitions, including the Union acquisition, contributed to the overall enhancement of the Company's long-term value and prospects. Mr. Bradbury's 1993 performance bonus comprised approximately 24% of his 1993 total salary (excluding directors fees), compared to approximately 38% of his total salary in 1992.

     Finally, in 1993, Mr. Bradbury was granted stock options to purchase 22,500 shares of the Company's Common Stock. In determining the scope of this Grant, the Human Resources and Compensation HRC Committee subjectively reviewed a number of factors, including Mr. Bradbury's level and scope of responsibility, contributions to performance of the Company, prior grants, the tax consequences of the 1993 grant and the extent to which Mr. Bradbury received cash compensation.

CONCLUSION


     The Human Resources and Compensation HRC Committee believes that the executive compensation philosophy and practices previously described support the interests of our stockholders, in particular the relationship between base salary and bonus. In addition, the HRC Committee believes that the Program rewards effective management and profitability. The WBC Executive Compensation Program design and practices are reviewed at minimum, on an annual basis to ensure cost-effective market competitiveness and ongoing sensitivity to stockholders' interests. The HRC Committee expects to continue to utilize salary surveys and reviews of independent compensation consultants to assist in analyzing the Corporation's executive compensation structure.


                    WBC HUMAN RESOURCES AND COMPENSATION COMMITTEE Kaneaster Hodges, Jr., Chairman
                    Dr. Raymond P. Miller, Sr., M.D.
                    David Solomon
                    Leland E. Tollett
                    Alex Dillard


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's HRC Committee is comprised of Kaneaster Hodges, Jr. (Chairman), Dr. Raymond P. Miller, Sr., M.D., David Solomon, Leland E. Tollett and Alex Dillard.

     During 1993, a Company banking subsidiary had outstanding to Kaneaster Hodges, Jr. two secured term loans in the maximum aggregate principal amount of approximately $147,000. As of December 31, 1993, approximately $10,000 remained outstanding on one of these loans, at an interest rate of 10.5% per annum, and approximately $127,000 remained on the other loan at an interest rate of 8.0% per annum. No other member of the HRC Committee received any loans from the Company or its affiliates.

     In addition to the transaction with Mr. Hodges described above, certain banking and other lending subsidiaries of the Company have had, and expect to have in the future, banking transactions in the ordinary course of business with directors, including HRC Committee members, or their affiliates. Such transactions have been and will be on substantially similar terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other persons and do not or will not involve more than the normal risk of collectibility or other unfavorable features.

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the years ended December 31, 1993, 1992 and 1991, the cash compensation paid, as well as other compensation paid or accrued during these years, to the Chief Executive Officer and each of the four
(4) most highly compensated executive officers of WBC.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                                                         ------------
                                                        ANNUAL COMPENSATION                 AWARD
                                         ---------------------------------------------- -------------- ---------------
                                                                                          SECURITIES
                                                                          OTHER ANNUAL    UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL                                                      COMPENSATION   OPTIONS/SARS     COMPENSATION
      POSITION                  YEAR       SALARY($)(2)     BONUS($)(3)       ($)          (SHARES)          ($)(5)
- --------------------------------------------------------------------------------------- -------------- ---------------
- --------------------------------------------------------------------------------------- -------------- ---------------
CURTIS F. BRADBURY, JR.(1)      1993        $  295,934      $   95,000     $   N/A          22,500           $ 6,306
Chairman, President and         1992           272,500         170,000         N/A          20,000             7,239
Chief Executive Officer         1991           272,600       1,330,000         N/A          15,000             6,832
of Worthen Banking
Corporation

JOHN I. FLEISCHAUER, JR.        1993        $  195,600      $   50,000     $   N/A          15,000           $ 6,240
President and Chief             1992           181,400          60,000         N/A          12,000             6,758
Operating Officer of            1991           145,959          30,000      20,848(4)       10,000             6,191
Worthen National Bank
of Arkansas

ANDREW T. MELTON                1993        $  160,750      $   45,000     $   N/A          20,000           $ 6,111
Executive Vice President        1992           148,750          70,000         N/A          15,000             6,540
and Chief Financial             1991           133,893          30,000         N/A          10,000             6,136
Officer of Worthen
Banking Corporation

JAMES C. PATRIDGE               1993        $  160,750      $   45,000     $   N/A          20,000           $ 6,014
Executive Vice President        1992           148,750          60,000         N/A          15,000             6,539
of Worthen Banking              1991           134,230          30,000         N/A          10,000             6,140
Corporation                     1993

JAMES F. STOBAUGH               1993        $  157,550      $   25,000     $   N/A          10,000           $ 5,128
Chairman and Chief              1992           153,033          50,000      32,587(4)       11,000             6,536
Executive Officer of            1991           135,950          25,000         N/A          10,000             4,177
Worthen National Bank
of Northwest Arkansas

- -------------------------

(1) Mr. Bradbury also holds the position of Chairman of the Board of Worthen National Bank of Arkansas, in addition to his duties with WBC. The bonus amount shown as earned by Mr. Bradbury in 1991 includes both (a) a normal 1991 bonus of $80,000 and (b) 1,250,000 of deferred compensation granted to Mr. Bradbury by the Board of Directors pursuant to the 1991 Deferred Compensation Plan under which Mr. Bradbury is entitled to receive payments of $250,000 on the first business day of 1992, 1993, 1994, 1995 and 1996.
     This 1991 Deferred Compensation Plan was approved by the Board of Directors on January 22, 1991, principally in recognition of Mr. Bradbury's performance in managing the financial rehabilitation of the Company during 1985 through 1990.

(2) Salary includes directors' fees for WBC and/or its affiliate banks for Messrs. Bradbury, Fleischauer, and Stobaugh which are composed of: quarterly retainer, meeting fees, and committee fees, if applicable. Also included are participant contributions under the WBC 401(k) Plan and/or to the Directors' Deferred Compensation Plan.


(3) The amounts include the portion of the bonus that was paid into the recipient's 401(k) Plan.

(4) Mr. Stobaugh's stated "Other Annual Compensation" for 1992 includes the following perquisites: club dues, Executive Long-Term Disability Policy premiums paid by WBC, $9,600 in car allowance and $18,118 in relocation expenses.

     Mr. Fleischauer's stated "Other Annual Compensation" for 1991 includes the following perquisites: club dues, Executive Long-Term Disability Policy premiums paid by WBC, $8,100 in car allowance and $8,397 in relocation expenses.

     Except as indicated Messrs. Stobaugh and Fleischauer for 1992 and 1991, respectively, the dollar value of the above-referenced perquisites were not, in the aggregate, greater than the lesser of $50,000 or 10% of total annual salary and bonus.

(5) Includes for the five named executives the Company's (i) matching contribution and profit sharing contribution under the 401(k) Plan and (ii) matching contribution under the Employee Stock Purchase Plan as follows:

     In 1993, the Company's matching contribution under the 401(k) Plan was $5,396 for Messrs. Bradbury, Melton, Patridge and Fleischauer and $4,539 for Mr. Stobaugh, while the profit sharing contribution was $910 for Mr.
     Bradbury, $729 for Mr. Fleischauer, $617 for Messrs. Melton and Patridge and $589 for Mr. Stobaugh. In addition, the Company's matching contribution under the Employee Stock Purchase Plan (which was adopted
     September 1, 1993) was $114 for Mr. Fleischauer and $97 for Mr. Melton.

     In 1992, the Company's matching contribution pursuant to the 401(k) Plan was $5,237 for each named executive, while the profit sharing contribution was $2,002 for Mr. Bradbury, $1,521 for Mr. Fleischauer, $1,303 for Mr.
     Melton, $1,302 for Mr. Patridge and $1,299 for Mr. Stobaugh.

     In 1991, the Company's matching contribution under the 401(k) Plan was $5,085 for Messrs. Bradbury, Melton, Patridge and Fleischauer and $3,155 for Mr. Stobaugh, while the profit sharing contribution was $1,747 for Mr.
     Bradbury, $1,106 for Mr. Fleischauer, $1,051 for Mr. Melton, $1,055 for Mr.
     Patridge and $1,022 for Mr. Stobaugh.

COMPENSATION PURSUANT TO PLANS

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                        POTENTIAL REALIZABLE VALUE
                                                                                                         AT ASSUMED ANNUAL RATES
                                                                                                       OF STOCK PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                                                 FOR OPTION TERM(4)
- ----------------------------------------------------------------------------------------------------- -----------------------------
                                               % OF TOTAL
                                              OPTIONS/SARS
                                                GRANTED TO        EXERCISE OR
                             OPTIONS/SARs      EMPLOYEES IN       BASE PRICE
         NAME               GRANTED (#)(1)    FISCAL YEAR(1)       ($/SH)(3)        EXPIRATION DATE        5% ($)       10% ($)
- ----------------------------------------------------------------------------------------------------- -----------------------------
- ----------------------------------------------------------------------------------------------------- -----------------------------
Curtis F. Bradbury, Jr.        22,500(2)          10.67%             $24.25          July 26, 2003        $343,125     $869,400


John I. Fleischauer, Jr.       15,000(2)           7.11%             $24.25          July 26, 2003        $228,750     $579,600

Andrew T. Melton               20,000(2)           9.49%             $24.25          July 26, 2003        $305,000     $772,800

James C. Patridge              20,000(2)           9.49%             $24.25          July 26, 2003        $305,000     $772,800

James F. Stobaugh              10,000              4.74%             $24.25          July 26, 2003        $153,000     $386,900

- -------------------------

(1) There were no Stock Appreciation Rights granted during 1993. A total of 140,350 incentive stock options and 70,500 non-qualified options (collectively the "1993 Options") were granted to seventy-two (72) employees during 1993. Except as described in footnote 2 below for certain incentive stock option grants to named executives, the 1993 Options, which have a term of ten (10) years, are not exercisable during the first year of such term but become exercisable at 33 1/3% for each of the next three (3) years thereafter. Upon termination of employment, no additional vesting of options will occur; however, an optionee may exercise 1993 vested options within three (3) months following such date of termination. An exception is granted if termination occurs due to death or disability, as vested options may be exercised within one (1) year following such date of death or disability. Each option provides for accelerated vesting upon change of control, as defined in the option grant document.

(2) These executives received a combination of incentive and non-qualified options as follows: Mr. Bradbury, 2,306 incentive, 20,194 non-qualified; Mr. Fleischauer, 3,996 incentive, 11,004 non-qualified; and Messrs. Melton and Patridge, 2,267 incentive, 17,733 non-qualified. All such options were granted on the same terms as described in footnote 1 above, except that the vesting schedule for the incentive options granted to these executives was altered as follows so as to take maximum advantage (after taking into account prior year's grants) of incentive option tax treatment: Mr. Bradbury (Yr.1 - 0, Yr.2 - 2,306); Mr. Fleischauer (Yr.1 - 1,688, Yr.2 -
     1,154, Yr.3 - 1,154); and  Messrs. Melton and Patridge (Yr.1 - 1,443, Yr.2
     - 0, Yr.3 - 412, Yr.4 - 412).

(3) All options granted during 1993 were at fair market value. Currently, the exercise price may be paid in cash, or by the delivery or withholding of shares of the Company's Common Stock having a fair market value on the date of exercise to the aggregate option price. Any obligation to pay federal or state withholding taxes must be paid in cash.

(4) As required by Securities and Exchange Commission rules and regulations, potential values states are based on the assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at compounded annualized rates of 5% and 10%, respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company Common Stock.


               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES


                                                                       NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS/SARs AT
                                               VALUE REALIZED       OPTIONS/SARs AT FY-END (#)              FY-END($)(2)
                                # SHARES      (MARKET PRICE AT    --------------------------------------------------------------
                               ACQUIRED ON      EXERCISE LESS
     NAME                        EXERCISE      EXERCISE PRICE)    EXECISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------
Curtis F. Bradbury, Jr.                -                  -         124,981(1)       43,944         $1,607,028        $121,406

John I. Fleischauer, Jr.               -                  -          19,188          27,812         $  180,362        $ 75,437

Andrew T. Melton                  17,000           $247,250           3,943          36,057         $   25,937        $ 87,812

James C. Patridge                      -                  -          11,943          36,057         $  108,562        $ 87,812

James F. Stobaugh                      -                  -          18,500          23,500         $  190,562        $ 71,312

- -------------------------
(1) Includes 100,000 non-qualified options which were granted in tandem with 115,000 Stock Appreciation Rights ("SARs"). The options and related SARs terminate on the same date. Further, to the extent the options are exercised, a like number of the SARs will be canceled.

(2) Amounts represent the market value ($22.125 per share) over the exercise price for all exercisable and unexercisable shares as of December 31, 1993.

COMPENSATION OF DIRECTORS

     During 1993, WBC paid its directors $750 per Board meeting actually attended, a quarterly retainer fee of $2,500, and $500 per Board committee meeting (for outside directors only) actually attended. In addition, WBC reimbursed its directors for expenses incurred in attending Board or Board committee meetings. Members of the Board of Directors receive no other remuneration solely in their capacities as directors of WBC. The total cost to WBC for such fees and expenses during 1993 was approximately $301,140.

STOCK PERFORMANCE CHART

     The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five fiscal years ended December 31, 1993, with the cumulative total returns on the S&P 500 Index and the S&P Financial Index. The comparison assumes $100 was invested on December 31, 1988, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

PROFORMANCE GRAPH WORKSHEET


                                  1987        1988       1989       1990       1991       1992       1993
Corporate Performance
   Worthen Banking Corporation        -     100.00     147.69     141.54     235.38     320.59     276.42

Stock Index
   S&P 500                            -     100.00     131.69     127.60     166.47     179.15     197.21

Peer Group Index
   S&P Financial Index                -     100.00     132.11     103.80     156.46     193.03     214.45


                              CERTAIN TRANSACTIONS

     Worthen Investments, Inc. ("WII") a wholly-owned subsidiary of a Company banking subsidiary, conducts business with Stephens, Inc. ("Stephens") a subsidiary of Stephens Group, Inc. Various divisions of Stephens provide services for WII and Company banking subsidiaries including serving as clearing broker, providing certain investment research and related support services, and providing certain investment services to Stephens customers through the use of computer facilities located in certain banking subsidiaries of the Company which are linked to Stephens' data sources. Pursuant to these arrangements, Stephens paid an aggregate of approximately $6,652,000 to Company subsidiaries, and Stephens retained approximately $2,585,000 in commissions during 1993.

     In 1991, the Company engaged Stephens to act as its exclusive financial advisor in connection with the proposed acquisition by the Company of The Union of Arkansas Corporation. The Company paid Stephens a fee in the amount of $650,000 and reimbursement for expenses totaling $7,171 when the transaction was consummated. The Company also agreed to indemnify Stephens against certain actions, claims or legal proceedings that might arise out of Stephens' engagement in connection with this transaction. The Company or its subsidiaries also paid Stephens Group, Inc. or its subsidiaries approximately $113,000 for certain marketing fees and other services during fiscal 1993.

     Stephens Diversified Leasing ("SD Leasing"), a company affiliated with the principal stockholders of WBC, leases facilities from Worthen National Bank of Arkansas. During 1993, the Company's banking subsidiary received approximately $102,000 in rental income from SD Leasing. SD Leasing rents office space from WNBA on terms and conditions substantially similar to other office space rented by WNBA.

     In 1992, a Company banking subsidiary purchased a participation interest of approximately $2.5 million in a revolving line of credit loan extended to SD Leasing by a bank ("the originating bank"), not affiliated with the Company.
The revolving line of credit loan was unsecured and bore interest at a rate agreed upon between SD Leasing and the originating bank. During 1993, the highest amount outstanding to the Company's banking subsidiary was approximately
1.9 million. The outstanding debt was repaid and the loan was closed in April 1993. S.D. Leasing is a Nevada corporation the majority ownership of which is indirectly held by Stephens family members and trusts which are also principal shareholders of WBC. See "Voting Securities and Principal Stockholders."

     Investark Bancshares, Inc. ("Investark") is a bank holding company in which members of the Stephens family own a controlling interest, and which company owns two unrelated banks, the First National Bank of Stuttgart, Arkansas and Bank of North Arkansas, Melbourne, Arkansas. In 1989, a Company banking subsidiary loaned $1.5 million to Investark, which loan bore interest at the rate equal to the Chase Manhattan Prime rate and was secured by bank stock. During 1993, the largest amount outstanding on this loan was approximately $500,000. The outstanding debt was repaid and the loan was closed in June 1993. Messrs. Jackson T. Stephens and Warren A. Stephens are principal stockholders of the Company.

     In 1986, a Company banking subsidiary extended a $2,000,000 revolving line of credit loan to First National Bank of Stuttgart, which is owned by Investark. The loan is secured and bears interest at the current Fed Funds market rate when funds are advanced. As of December 31, 1993, no funds have been advanced on this loan.

     During 1993, a Company banking subsidiary issued an officer's guidance line of $10,000,000 to Stephens Inc. The line is to be secured by securities issued or guaranteed by the United States and bears interest at a rate equal to the Chase Manhattan Prime rate. The line expires June 15, 1994. As of December 31, 1993 no funds were advanced.

     The Company and its subsidiaries also had outstanding during 1993 loans in the aggregate amount of approximately $591,500 which were guaranteed by Stephens family members (who are beneficial owners of more than 5% of the outstanding stock of the Company) or companies substantially owned by such Stephens family members. See "Voting Securities and Principal Stockholders."

     In 1993, the Company purchased the residence of Frank Oldham, Chairman and Chief Executive Officer of the Northeast Division of Worthen National Bank of Arkansas, a subsidiary of the Company, for approximately

$299,000, the appraised value of the property, in accordance with the Company's executive relocation policy. The Company sold the residence in 1993, and no material gain or loss was realized relative to the Company's financial position on a consolidated basis.

     In 1993, a Company banking subsidiary assumed a $200,000 revolving line of credit to H. Hall McAdams, originally extended in 1991 by a Union banking subsidiary. The line is unsecured and bears interest at a variable rate of 8%, based on WNBA prime. During 1993, the highest amount outstanding was approximately $160,000, which was the principal outstanding as of December 31, 1993.

     Marsh & McLennan of Arkansas, Inc., a multiple-line general insurance brokerage company of which James H. Atkins, a WBC director, is President, provides various types of insurance coverage to the Company, its subsidiaries and affiliates. During 1993, WBC, its subsidiaries and affiliates paid approximately $1,157,000 in insurance premiums to Marsh & McLennan of Arkansas, Inc. In November 1981, a Company banking subsidiary issued two standby letters of credit in favor of Atkins Development Company Limited Partnership
(the "Partnership") of which James H. Atkins, a WBC director, serves as general partner. The standby letters of credit were issued in connection with an issue of industrial revenue bonds originated by the Metrocenter Improvement District of the City of Little Rock (the "Atkins Series "A" Bonds"). The proceeds of the bond issue, together with other funds of the Partnership, were used to finance the construction and development of the Atkins Building in Little Rock, Arkansas. Repayment of the Bonds was personally guaranteed by Mr. Atkins. The Bonds were tendered to the Trustee by the Bondholders and, pursuant to the provisions of the Bonds and the Letters of Credit, funds in the amount of $1,570,000 were advanced by Worthen on or about October 1, 1993, to purchase the Bonds. Worthen now owns 100% of the Series "A" Bonds. In addition, two Company subsidiaries hold 66.66% (or $1,070,000) of the principal amount of a second series of Metrocenter Bonds issued simultaneously with the Atkins Series "A" Bonds in 1981 to finance a portion of the development costs associated with the Atkins building (the "Atkins Series "B" Bonds"). The Partnership is also the obligor on the Atkins Series "B" Bonds, and the Atkins Series "B" Bonds are also guaranteed by Mr. Atkins. The Company subsidiary has no further liability under either letter of credit.

     The Company and a company banking subsidiary lease facilities from Harvard Land Company, a partnership owned by certain principal stockholders of WBC. During 1993, the Company paid rental in an aggregate amount of approximately $455,000 to Harvard Land Company. The Company's leases with Harvard Land Company are on terms and conditions similar to other leases entered into by the Company and its subsidiaries.

     In connection with the Company's acquisition of The Union of Arkansas Corporation, Herbert H. McAdams, II, purchased an airplane from the Company for $975,000. Based on independent valuations of the airplane, the Company believes that the purchase price, which Mr. McAdams paid in cash to the Company, was within the range of market value for the airplane.

     During 1993, a Company banking subsidiary had outstanding to Kaneaster Hodges, Jr., a WBC director, two secured term loans in the maximum aggregate principal amount of approximately $147,000. As of December 31, 1993, approximately $10,000 remained outstanding on one of these loans, at an interest rate of 10.5% per annum, and approximately $127,000 remained outstanding on the other loan at an interest rate of 8.0% per annum.

     A Company banking subsidiary has periodically extended loans to Dale E. Cole, President and Chief Executive Officer of Worthen National Bank of Batesville and Worthen National Bank of Newark, for the purchase of residential real estate and other personal purposes. Such loans have been made both on a secured and an unsecured basis, and bear interest at a fixed rate of 10% per annum. The initial amount of these loans totaled $40,000 in the aggregate. During 1991, the Company also extended a loan to Mr. Cole for $85,000. The loan is unsecured and bears interest at a fixed rate of 10% per annum. During 1993, the highest amount outstanding on such loans was approximately $114,000; as of December 31, 1993, approximately $96,000 in principal remained outstanding.

     In 1992, the Company extended a loan for approximately $95,000 to Andrew T. Melton, Chief Financial Officer and Executive Vice President of Worthen Banking Corporation, for personal purposes, which Mr. Melton repaid in 1993. During 1993, the Company extended a loan for $272,000 to Mr. Melton. The loan is unsecured and bears interest at a fixed rate of 8% per annum. During 1993, the highest amount outstanding on the loan was approximately $272,000, which was the principal remaining outstanding as of December 31, 1993.

     All the transactions listed under this heading "Certain Transactions" are on terms no less favorable to the Company than could be obtained with nonaffiliated persons.

     Including the credit transactions described above, the Company's subsidiaries have had, and expect to have in the future, banking, leasing, and similar transactions in the ordinary course of business, with officers, directors and principal stockholders of the Company, its subsidiaries and affiliates and with persons associated or otherwise affiliated with such persons or entities. Such transactions have been and will be on substantially similar terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions, involve no more than the normal risk of collectibility and generally do not include any features unfavorable to the Company. During 1993, the Company and its subsidiaries made new loans to related parties in the aggregate principal amount of approximately $108,273,000 and received payments in the aggregate amount of approximately $102,519,000 on outstanding loans to related parties. The aggregate principal dollar amount outstanding of these loans was approximately $73,079,000 at December 31, 1993. With respect to executive officers, directors and director nominees of WBC, during 1993 approximately $9,126,000 of new loans were made, repayments totaled approximately $15,632,000 and the aggregate principal dollar amount outstanding on these loans was approximately $8,396,000 at December 31, 1993.


                             AVAILABILITY OF REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO EACH PERSON SOLICITED WHO SUBMITS A WRITTEN REQUEST ADDRESSED AND MAILED TO SUSAN F. SMITH, VICE PRESIDENT AND MANAGER OF CORPORATE ACCOUNTING, WORTHEN BANKING CORPORATION, POST OFFICE BOX 1681, LITTLE ROCK, ARKANSAS 72203-1681.


                            PROPOSALS OF STOCKHOLDERS

     Stockholders wishing to submit proposals to be considered for inclusion in the Company's proxy statement and form of proxy for the 1994 Annual Meeting must submit them in writing, in conformance with the requirements of Regulation 14A under the Securities Exchange Act of 1934, on or before December 29, 1994. The Company recommends that any such proposals be submitted by certified mail, return receipt requested, addressed to the Company's principal executive offices at 200 West Capitol Avenue, Little Rock, Arkansas 72201, attention: Secretary.


                                     GENERAL

     Proxies duly exercised and returned by a stockholder, and not revoked prior to or at the meeting, will be voted in accordance with the instructions thereon. If no direction is made, the proxy will be voted for each of the director nominees and in favor of the proposal submitted by the Board of Directors.

     So far as is now known to management of WBC, there is no other business to be presented to the stockholders for action at the Annual Meeting other than described in this Proxy Statement, but it is intended that as to any such other business that may properly be presented, votes may be cast pursuant to proxies in the best judgment of the persons acting thereunder.

     REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, THE BOARD OF DIRECTORS REQUESTS THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. THIS WILL ASSIST THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION AND ASSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING.

                                   By Order of the Board of Directors



March 29, 1994                     ---------------------------------------------
                                   CURTIS F. BRADBURY, JR.
                                   CHAIRMAN